Exhibit 10.1
SEPARATION AGREEMENT
This AGREEMENT (this “Agreement”) is made this September 14, 2012 (the “Effective Date”), by and between Legg Mason, Inc. (including its successors and assigns, the “Company”), and Mark R. Fetting (the “Executive”).
WHEREAS, the Executive and the Company mutually agree that the Executive's employment with the Company shall be terminated on October 1, 2012 (the “Separation Date”); and
WHEREAS, the Executive and the Company agree to the following payments, benefits and other terms and conditions relating to the Executive's separation from service.
NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:
1.Separation; Consulting Services.

(a)As of the Separation Date the Executive shall hereby be deemed to have resigned from the positions of Chairman and Chief Executive Officer of the Company and from any other positions he then may have with the Company and its subsidiaries and affiliates, including without limitation all positions with affiliated mutual funds and those positions set forth on Schedule 1 hereto, and shall promptly execute any documentation to reflect such resignations upon the Company's request to effectuate the same.

(b)During the period from the Separation Date through December 31, 2012 or such earlier date determined by the Board of Directors of the Company (the “Board”) in its sole discretion (the “Consulting Period”), the Executive shall make himself available to and shall provide consulting services to the Chairman, the Interim Chief Executive Officer and other employees of the Company designated by the Interim Chief Executive Officer on an as-needed basis, commensurate with Executive's status and experience as the former Chairman and Chief Executive Officer of the Company, provided that those consulting services shall not exceed 20% of the average level of services performed by the Executive during the thirty-six (36) month period preceding the Separation Date and shall only be provided during normal business hours. During the Consulting Period the Executive shall have access to support services and shall be reimbursed for reasonable out of pocket expenses incurred in carrying out his consulting services, in each case, as approved by the Interim Chief Executive Officer.

2.Compensation and Benefits through the Separation Date.

(a)Base Salary. The Executive shall be entitled to continue to receive his current base annual salary of $500,000 through the Separation Date, which shall be paid in installments in accordance with the Company's normal payroll practices.

(b)Annual Bonus. The Executive shall not be entitled to earn an annual bonus in respect to the current fiscal year.

(c)Welfare Benefit Plans. The Executive shall continue to be entitled to participate in welfare benefit plans and programs made available generally to senior executives of the Company through the Separation Date on a basis consistent with other senior executives of the Company.

3.Separation Benefits. Subject to the Executive's (x) compliance with this Agreement including the restrictive covenants contained in Section 6 hereof, (y) execution and delivery to the Company of an effective and irrevocable general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) within thirty (30) days following the Effective Date, and (z) execution and delivery to the Company of an effective and irrevocable general release and waiver of claims in the form attached hereto as Exhibit B (the “Supplemental Release” and together with the “Release” the “Releases”) within thirty (30) days following the end of the Consulting Period, the Company shall provide the Executive with the following benefits:

(a)$2,000,000, which shall be deposited by the Company as soon as practicable in a “rabbi trust” or similar escrow arrangement (the costs and expenses of which shall be paid by the Company) for the benefit of Executive and shall be payable in equal installments to the Executive in accordance with the Company's normal payroll practices over the fifteen (15) month period beginning on October 31, 2012; provided that any unpaid portion of such $2,000,000 payment shall be forfeited if (i) the Executive voluntarily ceases to provide the consulting services described above for any reason or no reason prior to December 31, 2012 or (ii) on or prior to the first anniversary of the Separation Date the Executive engages in a Restricted Activity.

(b)the 111,548 unvested restricted shares held by the Executive set forth on Schedule 2 hereto (the “Restricted Shares”) shall not be forfeited on the Separation Date and, instead, (i) subject to the Executive's satisfaction of the conditions set forth in clauses (x), (y) and (z) of the first paragraph of this Section 3 and (ii) for so long as the Executive does not engage in a Restricted Activity, shall remain outstanding and shall vest in accordance with the time-vesting schedule that would otherwise have been applicable to such Restricted Shares had Executive continued to be employed by the Company;

(c)coverage or payment in monthly installments of an amount equal to the applicable COBRA premium rate, if any, for the Executive, his spouse and his eligible dependents during the eighteen (18) month period following the Separation Date with respect to any welfare benefit plans for which the Executive elects COBRA coverage; and

(d)outplacement services to be provided by the Company's designated provider, the cost of which shall be billed to and fully paid by the Company in 2012; provided, that, the cost shall not exceed $25,000.

For the avoidance of doubt, in the event that the Executive (i) does not satisfy or ceases to satisfy the conditions set forth in clauses (x), (y) and (z) of the first paragraph of this Section 3 or (ii) engages in a Restricted Activity, the then unvested portion of the Restricted Shares shall be immediately forfeited without consideration.

Notwithstanding anything to the contrary, in the event that the Executive (i) does not satisfy or ceases to satisfy the conditions set forth in clauses (x), (y) and (z) of the first paragraph of this Section 3, (ii) engages in a Restricted Activity on or prior to the first anniversary of the Separation Date, or (iii) voluntarily ceases to provide the consulting services described above for any reason or no reason prior to December 31, 2012, the Executive shall not be entitled to receive or continue to receive the payments set forth in Section 3(a) above.

For purposes of this Agreement “Restricted Activity” means (i) the Executive is employed by or otherwise represents, in any capacity other than as a non-employee director, any financial services company that competes with the Company or its subsidiaries (whether any particular financial services company competes with the Company or its subsidiaries shall be determined by the Compensation Committee of the Board, in its sole discretion) or (ii) the Executive directly or indirectly soliciting, inducing or encouraging any of the Company Group's actual clients or customers, during the period of his employment to conduct business with any business in the same or similar businesses as the Company Group, other than the Company Group.

4.Accrued Obligations. Upon the Executive's termination of employment the Company shall provide the Executive with (a) all salary earned or accrued but not yet paid through such termination date, payable in accordance with Section 2(a) hereof, (b) the Executive's balance under the Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan as of the Separation Date (which the parties acknowledge was $31,511.05 as of September 10, 2012), payable in accordance with the terms of such plan, (c) reimbursement for any and all business expenses incurred prior to the termination date, payable in accordance with and subject to the terms of the Company's reimbursement policy and (d) any other benefits required to be provided to the Executive by applicable law.

5.Stock Options and Performance Shares. Notwithstanding anything to the contrary herein or in any other agreement, all unvested stock options and performance shares, including without limitation those unvested stock options and performance shares set forth on Schedule 3, held by the Executive shall be immediately forfeited without consideration as of the Separation Date. The vested stock options held by the Executive set forth on Schedule 2 hereto shall remain exercisable for a period of three (3) months following the Separation Date or, if earlier, the expiration of such vested stock options. For the avoidance of doubt, all options and other equity awards held by the Executive, other than the options and restricted shares set forth on Schedule 2, shall be immediately forfeited for no consideration as of the Separation Date.

6.Restrictive Covenants.

(a)General. In view of (i) the Company's having provided and continuing to provide the Executive with access to and knowledge of the Company Group's confidential, proprietary and trade secret information (“Proprietary Information”) and (ii) the Company providing the payments and benefits described herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive covenants and agrees to the covenants set forth in this Section 6. For purposes of this Agreement, “Company Group” means the Company together with its subsidiaries and affiliates.

(b)Confidentiality. The Executive acknowledges that the continued success of the Company Group depends upon the use and protection of Proprietary Information. The Executive further acknowledges that the Proprietary Information obtained by him during the course of his employment and during the Consulting Period concerning the business or affairs of the Company Group is the property of the Company Group. Therefore, the Executive agrees that he shall not at any time during or after the course of his employment and the Consulting Period disclose to any unauthorized person or use for his own account or for the account of any third party any Proprietary Information, whether or not such information is developed by him, without the Company's written consent, unless and to the extent that the Proprietary Information (i) was known to the public at the time it was disclosed to the Executive, (ii) becomes generally known to the public other than as a result of the Executive's acts or omissions to act or (iii) is required to be disclosed pursuant to any applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the required disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(c)Non-Solicitation. During the period from the Effective Date through the date that is fifteen (15) months following the Separation Date, the Executive shall not directly or indirectly solicit, induce or encourage any of the Company Group's actual clients or customers, during the period of his employment to reduce, terminate or otherwise alter any business relationship such client or customer has or may have with the Company Group.

(d)Non-Raiding. During the period from the Effective Date through the date that is fifteen (15) months following the Separation Date, the Executive shall not directly or indirectly interfere with or disrupt the business of the Company Group by raiding (or attempting to raid) any of the Company Group 's employees or independent contractors. For purposes of this Section 6(d), raiding shall be defined as (i) inducing or attempting to induce any employee or independent contractor of the Company Group to breach any contractual arrangement such employee may have with the Company Group, (ii) soliciting or inducing any employee to end his or her employment relationship with the Company Group by any other means or (iii) hiring any person who was an employee or independent contractor of the Company Group until twelve (12) months after such person's service relationship with the Company Group has been terminated; provided, that, the hiring of any such person without any knowledge or involvement of the Executive whatsoever shall not be a breach this Section 6(d).

(e)Non-Disparagement. The Executive hereby covenants and agrees that he shall not at any time during or after the course of his employment and the Consulting Period, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, Disparage the Company Group or its employees, directors or business relations; provided that it shall not be a violation of this Section 6(e) for the Executive to rebut communications made by members of the Board or current members of the Company's Executive Committee which Disparage the Executive provided that such rebuttal is not defamatory. The Company shall not at any time during or after the course of the Executive's employment and the Consulting Period, make any public statement such as a press release which Disparages the Executive and shall instruct the current members of the Company's Executive Committee to not orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, Disparage the Executive. For the avoidance of doubt, the Company shall have no liability under this Section 6(e) arising from any statement made directly or indirectly by any member of the Board. Nothing in this provision shall be construed to prohibit either party from testifying truthfully in any legal or administrative proceeding or investigation, but each party shall inform the other party as soon as reasonably practicable before delivering any such testimony. “Disparage” means to disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the subject of the communication.

(f)Return of Property. The Executive agrees that, as of the date of Executive's termination of employment, the Executive shall return to the Company, in good condition, all property of the Company Group, including without limitation, keys; building access cards; computers and similar devices; cellular telephones; the originals and all copies (in whatever format) of all management, training, instructional, marketing, promotional, pricing, strategic, routing and selling materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment; provided, that, if the Executive has not returned all property of the Company Group in the Executive's possession (other than with the Company's express written permission) because the Executive, in good faith and after due inquiry, was not aware of the Executive's possession thereof, then the Executive shall return such property to the Company Group promptly upon discovery that the Executive has such property, and such initial failure to return such property shall not be a violation of this Section 6.

(g)Acknowledgements. The Company and the Executive specifically reaffirm the governing law provisions set forth in Section 10 hereof. Notwithstanding the foregoing, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 6, the Company would sustain irreparable harm and, therefore, the Company shall be entitled to obtain from any court of competent jurisdiction, without posting any bond or other security, temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled. Moreover, if any provision or clause of this Agreement, or portion thereof, shall be held by a court of competent jurisdiction to be illegal, void, unreasonable or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion. It is the intention of the parties that, if a court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law. For the avoidance of doubt, the Company acknowledges that its sole remedy for the Executive engaging in a Restricted Activity shall be the Company's right to cease the payments otherwise due to the Executive under Section 3(a) and the forfeiture of the then unvested Restricted Shares.

7.Directors and Officers Insurance. Notwithstanding anything herein or in the Releases to the contrary: (a) the Executive's right to indemnification or to be held harmless pursuant to applicable corporate governance documents, director and officer indemnification agreements and/or the laws of the State of Delaware shall continue in accordance with the terms of such documents, agreements or laws; and (b) the Executive's right to make claims or seek reimbursement pursuant to the Company's directors' and officers' insurance policies, shall survive the termination of the Executive's employment and such rights shall not be released pursuant to the Releases. In the event of a change in control of the Company, the Executive shall be eligible for indemnification protection and coverage under a directors' and officers' liability insurance policy which is no less favorable than the indemnification protection and the coverage applicable to members of the Board immediately prior to the change in control.

8.Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

9.Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

10.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without reference to its choice of law rules.

11.Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

12.Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein. The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Releases. This Agreement and the Releases may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

13.Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	At the most recent address in the Company's records.

If to the Company:	Legg Mason, Inc.
100 International Drive
Baltimore, MD 21202
Attention: Tom Merchant
Facsimile: (410) 454-4607

with a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Frederick Green
Facsimile: (212) 310-8007

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

14.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.Section 409A.

(a)Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive's date of termination or, if earlier, the Executive's death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company.

(f)Installments as Separate Payment. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

17.Legal Fees. The Company will pay the Executive's reasonable legal fees and expenses, incurred in connection with the preparation and negotiation of this Agreement upon presentation of an itemized legal bill.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

LEGG MASON, INC.

By:	/s/ Thomas C. Merchant	Date:	September 14, 2012
Thomas C. Merchant
Vice President and Secretary

EXECUTIVE

By:	/s/ Mark R. Fetting	Date:	September 14, 2012
Mark R. Fetting

[Signature Page to Fetting Separation Agreement]

Exhibit A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) made this ________________, 2012 (the “Effective Date”), between Legg Mason, Inc. (including its successors and assigns, the “Company”), and Mark R. Fetting (“Executive”).

1.	Release.

a.    In consideration of the payments and benefits to be provided by the Company pursuant to the Separation Agreement dated as of September 14, 2012 by and between the Company and the Executive (the “Separation Agreement”), Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future.  Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Separation Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, the Maryland Fair Employment Practices Act, the Baltimore County Human Relations Law, and Article IV of the Baltimore City Code, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive's employment relationship, or the termination of his employment, with the Company.

b.    For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.    In consideration of the promises of the Company set forth in the Separation Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that

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prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.    This General Release shall not apply to any obligation of the Company pursuant to the Separation Agreement, any rights Executive may have under equity award agreements between Executive and the Company, any rights to indemnification from the Company that Executive may have, any rights to continuing directors' and officers' liability insurance to the same extent as the Company covers its other officers and directors, any rights that Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company are jointly responsible or any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute.

2.
Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Separation Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.
Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

4.Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

5.Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

6.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without reference to its choice of law rules.

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7.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

LEGG MASON, INC.

By:		Date:
W. Allen Reed

EXECUTIVE

By:		Date:
Mark R. Fetting

[Signature Fetting Release Agreement]

Exhibit B
SUPPLEMENTAL RELEASE AGREEMENT
This SUPPLEMENTAL RELEASE AGREEMENT (this “Agreement”) made this ________________, 2012 (the “Effective Date”), between Legg Mason, Inc. (including its successors and assigns, the “Company”), and Mark R. Fetting (“Executive”).
RECITALS

WHEREAS, the Company and Executive previously entered into that certain Separation Agreement dated as of September 14, 2012 (the “Separation Agreement”), detailing the terms of Executive's separation from the Company;

WHEREAS, this Supplemental Release is referenced in the Separation Agreement, and is attached to the Separation Agreement as “Exhibit B”; and

WHEREAS, pursuant to the Separation Agreement, Executive agreed to execute and deliver to the Company, after December 31, 2012, or, in the event Executive's service is terminated prior to December 31, 2012, after the effective date of such early termination of Executive's service, this Supplemental Release containing a general release of claims co-extensive and substantially similar with the release set forth in the Release Agreement (which was attached as Exhibit A to the Separation Agreement).

AGREEMENT

1.	Release.

a.    In consideration of the payments and benefits to be provided by the Company pursuant to the Separation Agreement, Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future.  Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Separation Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, the Maryland Fair Employment Practices Act, the Baltimore County Human Relations Law, and Article IV of the Baltimore City Code, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive's employment relationship, or the termination of his employment, with the Company.

b.    For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.    In consideration of the promises of the Company set forth in the Separation Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.    This General Release shall not apply to any obligation of the Company pursuant to the Separation Agreement, any rights Executive may have under equity award agreements between Executive and the Company, any rights to indemnification from the Company that Executive may have, any rights to continuing directors' and officers' liability insurance to the same extent as the Company covers its other officers and directors, any rights that Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company are jointly responsible or any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute.

2.Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Separation Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

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4.Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

5.Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

6.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without reference to its choice of law rules.

7.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

LEGG MASON, INC.

By:		Date:
Thomas C. Merchant
Vice President and Secretary

EXECUTIVE

By:		Date:
Mark R. Fetting

[Signature Fetting Supplemental Release Agreement]

Schedule 1
POSITONS HELD BY THE EXECUTIVE

1.	Legg Mason, Inc. - Chairman, Chief Executive Officer and President

2.	Legg Mason, Inc. Political Action Committee - Permanent Member

3.	Legg Mason Charitable Foundation, Inc. - Member

Schedule 2
VESTED OPTIONS AND RESTRICTED SHARES ELIGIBLE TO VEST

Vested Options:

Number of Vested Options	Grant Date	Exercise Price
15,000	7/20/2004	$52.07
10,000	6/9/2005	$85.78
45,000	10/17/2005	$104.00
15,000	11/29/2005	$122.91
40,000	11/29/2006	$95.66
45,000	7/18/2007	$100.77
48,000	7/21/2008	$33.97
135,000	7/27/2009	$27.45
17,313	5/17/2010	$33.25
9,139	5/16/2011	$33.99

Restricted Shares Eligible to Vest:

Number of Unvested Restricted Shares	Grant Date
5,242	5/18/2009
28,196	5/17/2010
30,892	5/16/2011
47,218	5/16/2012

Schedule 3
UNVESTED STOCK OPTIONS AND PERFORMANCE SHARES

Unvested Options:

Number of Unvested Options	Grant Date	Exercise Price
12,000	7/21/2008	$33.97
90,000	7/27/2009	$27.45
25,970	5/17/2010	$33.25
36,558	5/16/2011	$33.99
50,686	5/16/2012	$23.72

Unvested Performance Shares:

Number of Unvested Performance Shares	Grant Date
100,000	1/28/2008